EXHIBIT 99.1
FOR IMMEDIATE RELEASE
FOR FURTHER INFORMATION:
Investor Relations: Joan Wolf:
Vicon Industries: Joan Wolf 631/650-6201

VICON REPORTS FIRST QUARTER RESULTS
HAUPPAUGE, NY, February 7, 2013 - Vicon Industries, Inc. (VII: NYSE-AMEX), a designer and producer of video security and surveillance systems, today reported operating results for the first fiscal quarter ended December 31, 2012. The announcement was made by Chairman and CEO Ken Darby, who said new orders for the quarter totaled $12.1 million, but shipments lagged as a result of customer project scheduling.

For the first fiscal quarter of 2013, net sales decreased to $11.1 million, compared with $12.4 million in the year ago period. A net loss was incurred of $477,000 ($.11 per share), compared with a net loss of $284,000 ($.06 per share) in the prior year quarter.

Commenting on the results, Mr. Darby said “new orders in North America for the quarter were up over the prior year at $9.5 million. However, customer scheduling limited shipments to just $8.6 million which adversely affected results. In Europe and the Middle East order levels were off $600,000 to $2.6 million compared with the prior year period while shipment levels were flat at $2.5 million for both periods.”

Gross margins were 36.7%, compared with 39.9% for the prior year period. The lower current period margin primarily reflects the effects of product mix and key project pricing. Operating expenses declined $652,000 to $4.6 million versus $5.2 million, as a result of cost reduction steps implemented over the past year.

Vicon develops video management software and also designs, assembles, and markets cameras, network video servers/recorders, encoders and storage medium. Vicon products are used in video system applications principally for security, surveillance, safety and communication purposes by a broad group of end users worldwide.

This news release contains forward-looking statements that involve risks and uncertainties. Statements that are not historical facts, including statements about the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties. Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

(Table of Operations Attached)

Table of Operations

Vicon Industries, Inc.
Condensed Statements of Operations
(Unaudited)

	First Quarter Ended
	December 31,
	2012	2011
Net sales	$11,099,000	$12,352,000
Gross profit	4,075,000	4,929,000
Selling, general and administrative expense	3,614,000	3,871,000
Engineering and development expense	967,000	1,362,000
Operating loss	(506,000)	(304,000)
Loss before income taxes	(469,000)	(265,000)
Income tax expense	8,000	19,000
Net loss	$(477,000)	$(284,000)

Loss per share:
Basic	$(.11)	$(.06)
Diluted	$(.11)	$(.06)

Shares used in computing loss per share:
Basic	4,484,000	4,492,000
Diluted	4,484,000	4,492,000